Mpower Sets Special Meeting Date for Approval of Merger Agreement
ROCHESTER, NY — June 8, 2006 — Mpower Holding Corporation (AMEX: MPE), the parent company of Mpower Communications Corp., a leading provider of data and voice services to retail and wholesale business customers, today announced that the Company will hold a special meeting of stockholders on Wednesday, August 2, 2006, at 10:00 a.m. local time, at The Benjamin Hotel, 125 East 50th Street, New York, New York for the purpose of voting on the merger agreement among the Company, U.S. TelePacific Holdings Corp. and TPMC Acquisition Corp. Stockholders of record of the Company as of the close of business on Monday, July 3, 2006 will be entitled to vote at the special meeting. The closing of the merger is subject to stockholder approval at the special meeting and certain other conditions, including the receipt of applicable approvals from the Federal Communications Commission and certain state public utility commissions that regulate the Company’s business.
Additional Information and Where to Find It
In connection with the proposed merger, the Company will file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the definitive proxy statement when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Company at the SEC’s web site at www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company, Attention: Russ Zuckerman, General Counsel, 175 Sully’s Trail, Suite 300, Pittsford, New York 14534, Telephone: 585-218-6567.
The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the merger when it becomes available.
About Mpower Holding Corporation
Founded in 1996, Mpower Holding Corporation is the parent company of Mpower Communications Corp., a leading facilities-based broadband communications provider offering a full range of data, telephony, Internet access and network services for retail business and wholesale customers in California, Nevada and Illinois. Further information about the company can be found at www.mpowercom.com.
Forward-Looking Statements
Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, certain statements contained in this press release regarding our and/or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.